Agreement

This agreement is between:

Myriad Interactive Media Inc (represented by Derek Ivany, President, CEO and Director), 7 Ingram Drive, Suite 128, Toronto Ontario M6M2l7 Canada hereafter LICENSEE, and

Dr. Reiner Knizia, Julius-Marchetti-Strasse 3, D-89257 Illertissen, Germany, hereafter LICENSOR.

1. This agreement concerns a game provisionally known as Gravity 4, hereafter GAME. LICENSOR warrants to the best of his knowledge that he is the exclusive owner of the GAME, whereupon LICENSEE and LICENSOR agree as follows:

2. LICENSOR grants to LICENSEE an exclusive license to produce and sell the GAME in the English language worldwide.

The license concerns the electronic version of the GAME for the Apple iOS on mobile devices only, and for the Android Operating System on mobile devices only, and for the Blackberry OS on mobile devices only, and for online use within the Facebook framework only.

For the avoidance of doubt, and not by way of limitation, the license does not include the following:

●

rights to any existing artwork and graphics,

●

board game or card game rights,

●

other electronic rights and online rights, including but not limited to PC games, platform games, online games, video games, DVD games,

●

entertainment and information products and services, including but not limited to television programming, motion pictures, CD/DVD products, music, video and audio products,

●

other merchandise, including but not limited to clothing, carrying cases, plush, paper goods, books, newspapers and magazines.

3. LICENSEE will have complete control over all matters involving the manufacture and sale of the GAME. LICENSEE will consult LICENSOR regarding the design of the GAME before production begins. Modifications to the theme, the game system or the rules of the GAME must be approved by LICENSOR before production begins. The name under which the GAME will be marketed (in each language) must be approved by LICENSOR before production begins.

LICENSEE will submit to LICENSOR a copy of the final layout of the rules of the GAME to obtain approval before public release. LICENSEE will submit to LICENSOR all the artwork and graphics of the GAME to enable LICENSOR to comment before public release.

4. Any use of the license by LICENSEE will bear a reference to the name of LICENSOR. In particular, all units of the GAME will bear the name “Reiner Knizia” wherever the game title appears. The note “© Dr. Reiner Knizia, YEAR. All rights reserved.” will be included in all units of the GAME.

5. LICENSEE will pay LICENSOR a royalty of 2/7 of any net revenues (unit sales, in-app purchases, advertising etc.) of the GAME. (If the market provider charges 30% of the gross sales, this equates to 20% for LICENSOR and 50% for LICENSEE of the gross sales.) For each unit sold in breach of Clause 4 of this agreement, LICENSEE agrees to pay double the agreed royalty percentage; the increased royalty payment however does not remedy this material breach.

Upon signature of this agreement, LICENSEE will pay to LICENSOR a non-returnable advance on royalties of Euro 4,000. This advance will be credited against the first royalties earned under this agreement. The advance is non-returnable even if the GAME is never marketed.

Upon signature of this agreement, LICENSEE will transfer to LICENSOR 500,000 shares of common stock of Myriad Interactive Media Inc., currently valued at US$ 10,000. LICENSEE guarantees to LICENSOR a minimum sales profit of US$ 10,000 whenever LICENSOR decides to sell these shares.

6. Deleted.

7. LICENSEE will send to LICENSOR semi-annual statements of account no later than 60 days after each half-year end, showing the number of units sold in each country, the sales in each country, and the royalties owed. The royalty payments will accompany the above statements.

8. LICENSEE shall keep detailed records of all its transactions regarding the GAME, and LICENSOR or his representative shall be entitled to inspect LICENSEE’s books, giving reasonable notice beforehand. If the inspection reveals errors to LICENSOR’s disadvantage, LICENSEE shall pay the inspection expenses, otherwise LICENSOR shall pay the expenses.

9. This agreement will come into force on 6 February 2014, and will remain in force, initially, until 31 December 2018. Thereafter it will be renewed automatically from year to year, unless either party gives notice in writing six months in advance of its wish to terminate this agreement.

LICENSOR is entitled to terminate this agreement if any statements or payments overdue are not received by LICENSOR 30 days after his written request to LICENSEE.

LICENSOR shall be entitled to terminate this agreement at once by written notice, if LICENSEE commits a material breach of this agreement. If LICENSEE ceases to carry on business or goes into voluntary liquidation, administration or receivership or becomes bankrupt, this agreement terminates immediately.

On termination of this agreement, for whatever reason, the license granted will cease at once and all rights to the GAME will revert to LICENSOR. The liability of LICENSEE to send statements of accounts for any sales and to pay all agreed advances and royalties shall survive the expiry or termination of this agreement.

10. LICENSEE undertakes to produce the GAME and to begin its sales no later than 28 February 2015. If the GAME is not produced and offered for sale by this date, LICENSOR is entitled to terminate this agreement.

11. LICENSEE may not assign, transfer or sublicense this license or any rights or duties of this agreement to third parties without LICENSOR’s written consent.

12. LICENSEE and LICENSOR agree that all names under which the GAME is marketed and all modifications to the GAME are owned by LICENSOR.

13. LICENSEE and LICENSOR irrevocably agree that the total indemnity and liability of LICENSOR related to this agreement is limited to the past and future earnings under this agreement, but nothing in this agreement shall exclude or limit the liability of LICENSOR for death or personal injury caused by LICENSOR’s negligence, nor for fraudulent misrepresentation or gross negligence.

14. This agreement constitutes the entire agreement and understanding between the parties in respect of the subject matter of this agreement. LICENSEE and LICENSOR irrevocably agree that any amendments or variations to this agreement must be agreed in writing.

15. This agreement shall be governed by and construed in accordance with the laws of Germany. LICENSEE and LICENSOR irrevocably agree that the courts of Germany shall have exclusive jurisdiction over any claim or dispute arising in connection with this agreement.

If any provision of this agreement is or becomes unlawful, invalid or unenforceable this will not affect the validity of the remaining provisions.

........................................................................

........................................................................

Signed by LICENSEE

Signed by LICENSOR

Date: ..........................

Date: ..........................

Ex 10.1 - Contract-Myriad-Gravity 4-iOS-Android-Facebook.doc – Page 1/2